Exhibit 99.1

Hometown Bancorp, Inc.

Conversion

Valuation

Appraisal

March 5, 2007

Table of Contents

Hometown Bancorp, Inc.

Walden, New York

TABLE OF CONTENTS	I

INTRODUCTION	1

1. OVERVIEW AND FINANCIAL ANALYSIS	4
GENERAL OVERVIEW	4
HISTORY AND OVERVIEW	5
STRATEGIC DIRECTION	6
BALANCE SHEET TRENDS	7
LOAN PORTFOLIO	9
INVESTMENTS	12
INVESTMENTS AND MORTGAGE-BACKED SECURITIES	13
ASSET QUALITY	14
FUNDING COMPOSITION	17
ASSET/LIABILITY MANAGEMENT	19
NET WORTH AND CAPITAL	20
INCOME AND EXPENSE TRENDS	21
LEGAL PROCEEDINGS	27
SUBSIDIARIES	27

2. MARKET AREA ANALYSIS	28

3. COMPARISONS WITH PUBLICLY TRADED THRIFTS	29
INTRODUCTION	29
SELECTION CRITERIA	29
BASIS FOR COMPARISON	31
OVERVIEW OF THE COMPARABLES	31

4. MARKET VALUE DETERMINATION	34
MARKET VALUE ADJUSTMENTS	34
FINANCIAL CONDITION	35
BALANCE SHEET GROWTH	39
EARNINGS QUALITY, PREDICTABILITY AND GROWTH	40

MARKET AREA	45
CASH DIVIDENDS	47
LIQUIDITY OF THE ISSUE	49
RECENT REGULATORY MATTERS	50

5. OTHER FACTORS	51
MANAGEMENT	51
SUBSCRIPTION INTEREST	52
VALUATION ADJUSTMENTS	55

6. VALUATION	56
DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES	56
FULL OFFERING VALUE IN RELATION TO COMPARABLES	58
COMPARISON TO RECENT MHC CONVERSIONS	61
VALUATION CONCLUSION	62

List of Figures

Hometown Bancorp, Inc.

Walden, New York

FIGURE 1 - CURRENT FACILITIES LIST	4
FIGURE 2 - ASSET AND RETAINED EARNINGS CHART	7
FIGURE 3 - KEY BALANCE SHEET DATA	8
FIGURE 4 - KEY RATIOS	8
FIGURE 5 - NET LOANS RECEIVABLE CHART	9
FIGURE 6 - LOAN MIX	10
FIGURE 7 - LOAN MIX AT DECEMBER 31, 2006	11
FIGURE 8 - SECURITIES CHART	12
FIGURE 9 - INVESTMENT MIX	13
FIGURE 10 - ASSET QUALITY CHART	14
FIGURE 11 - NONPERFORMING LOANS	15
FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART	16
FIGURE 13 - DEPOSIT AND BORROWING TREND CHART	17
FIGURE 14 - DEPOSIT MIX	18
FIGURE 15 - INTEREST RATE RISK	19
FIGURE 16 - CAPITAL ANALYSIS	20
FIGURE 17 - NET INCOME CHART	21
FIGURE 18 - CORE NET INCOME CALCULATION	22
FIGURE 19 - AVERAGE YIELDS AND COSTS	23
FIGURE 20 - SPREAD AND MARGIN CHART	24
FIGURE 21 - INCOME STATEMENT TRENDS	25
FIGURE 22 - PROFITABILITY TREND CHART	26
FIGURE 23 - DEPOSIT AND DEMOGRAPHIC DATA FOR ORANGE COUNTY	28
FIGURE 24 - COMPARABLE GROUP	30
FIGURE 25 - KEY FINANCIAL INDICATORS	33
FIGURE 26 - KEY BALANCE SHEET DATA	35
FIGURE 27 - CAPITAL DATA	36
FIGURE 28 - ASSET QUALITY TABLE	37
FIGURE 29 - BALANCE SHEET GROWTH DATA	39
FIGURE 30 - NET INCOME CHART	41
FIGURE 31 - PROFITABILITY DATA	42
FIGURE 32 - INCOME STATEMENT DATA	43
FIGURE 33 - MARKET AREA DATA	45
FIGURE 34 - DIVIDEND DATA	47
FIGURE 35 - MARKET CAPITALIZATION DATA	49
FIGURE 36 - MHC REORGANIZATIONS (SINCE 1/1/05) PRO FORMA DATA	52
FIGURE 37 - MHC REORGANIZATIONS PRICE APPRECIATION	53
FIGURE 38 - VALUE RANGE - FULL OFFERING	58
FIGURE 39 - AS IF FULLY CONVERTED OFFERING PRICING MULTIPLES	59
FIGURE 40 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	59
FIGURE 41 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	59
FIGURE 42 - VALUE RANGE MHC OFFERING DATA	60
FIGURE 43 - COMPARABLE MHC PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	60
FIGURE 44 - COMPARABLE MHC PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	60
FIGURE 45 - COMPARISON TO FILED AND PENDING MHC OFFERINGS	61
FIGURE 46 - COMPARISON TO RECENT UPSTATE NEW YORK MHCS	61

List of Exhibits

Hometown Bancorp, Inc.

Walden, New York

Exhibit

1.	Profile of FinPro, Inc. and the Authors of the Appraisal

2.	Consolidated Balance Sheets

3.	Consolidated Statements of Income

4.	Consolidated Statements of Stockholder’s Equity

5.	Consolidated Statements of Cash Flows

6.	Income Reconciliation

7.	Comparable Selection Screens

8.	Selected Financial Data

9.	Industry Fully Converted Multiples

10.	MHC Conversions 2005 to Date

11.	Full Offering No Foundation Appraisal Pro Forma December 31, 2006 – 12 Months

12.	MHC Appraisal Pro Forma December 31, 2006 – 12 Months

13.	MHC Fiscal Year Offering Circular Pro Forma December 31, 2006 – 12 Months

Conversion Valuation Appraisal Report	Page: 1

Introduction

Hometown Bancorp, Inc. (the “Mid-tier”), is offering for sale shares of its common. The shares being offered represent 45.00% of the shares of common stock of the Mid-tier that will be outstanding following the stock offering. After the stock offering, 55.00% of the Mid-tier outstanding shares of common stock will be owned by Hometown Bancorp, MHC (the “MHC”), the federally-chartered mutual holding company parent. The Mid-tier is the holding company for the Bank. This report represents FinPro, Inc.’s (“FinPro”) independent appraisal of the estimated pro forma market value of the common stock (the “Common Stock”) of Hometown Bancorp, Inc. (hereafter referred to on a consolidated basis as the “Bank”).

In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows:

•	45.00% of the total shares will be sold to the depositors and public,

•	the stock will be issued at $10.00 per share,

•	the conversion expenses will be $695 thousand,

•	there will be an ESOP equal to 3.92% of the total shares funded internally, amortized over 20 years straight-line,

•	there will be an MRP equal to 1.92% of the total shares, amortized over 5 years straight-line,

•	there will be a Stock Option Plan equal to 4.9% of the total shares, expensed at $3.10 per option over 5 years straight-line,

•	the tax rate is assumed at 39.00%, and

•	the net proceeds will be invested at the one-year treasury rate of 4.99%, pre-tax.

It is our understanding that the Bank will offer its stock in a subscription and community offering to Eligible Account Holders, to the Employee Plans and to Supplemental Eligible Account Holders of the Bank. This appraisal has been prepared in accordance with Regulation 563b.7 and the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

Conversion Valuation Appraisal Report	Page: 2

In the course of preparing our report, we reviewed the Bank’s audited financials for the years ended December 31, 2005 and December 31, 2006. We also reviewed the registration statement on Form SB-2 as filed with the Securities and Exchange Commission (“SEC”). We have conducted due diligence analysis of the Bank and held due diligence related discussions with the Bank’s Management and Board, Sandler O’Neill & Partners, L.P. (the Bank’s underwriter), and Muldoon Murphy & Aguggia, LLP (the Bank’s special counsel). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and reviewed the market area’s economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank’s performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Bank’s estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank’s assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws. Any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Conversion Valuation Appraisal Report	Page: 3

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Conversion Valuation Appraisal Report	Page: 4

1.	Overview and Financial Analysis

GENERAL OVERVIEW

As of December 31, 2006, the Bank had $117.4 million in total assets, $104.5 million in deposits, $97.8 million in net loans and $8.5 million in equity. The following table shows the Bank’s facilities as of December 31, 2006.

FIGURE 1 - CURRENT FACILITIES LIST

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 5

HISTORY AND OVERVIEW

Hometown Bancorp is a federally chartered savings and loan holding company established in 2006 to be the holding company for Walden Federal. Hometown Bancorp’s business activity is the ownership of the outstanding capital stock of Walden Federal. Hometown Bancorp does not own or lease any property but instead uses the premises, equipment and other property of Walden Federal with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement. In the future, Hometown Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Walden Federal is a federally chartered savings association originally founded in 1919. The Bank operates as a community-oriented financial institution offering financial services to consumers and businesses in its market area. The Bank attracts deposits from the general public and use those funds to originate one- to four-family real estate, multifamily and commercial real estate loans and construction, land, commercial and consumer loans, which, with the exception of long-term (over 10 years) fixed-rate one- to four-family real estate loans, the Bank primarily holds for investment. In addition, a segment of the Bank’s lending business involves the purchases and sales of loan participation interests. The Bank also offers insurance and investment services through Walden Federal.

Conversion Valuation Appraisal Report	Page: 6

STRATEGIC DIRECTION

The Bank’s mission is to operate and grow a profitable community-oriented financial institution.

The Bank plans to achieve this by executing its strategy of:

•	Pursuing opportunities to continue to increase and diversify the lending portfolio;

•	Increasing core deposits through aggressive marketing and the offering of new deposit products;

•	Expanding the branch network and lending and deposit operators;

•	Continuing to use conservative underwriting practices to maintain the high quality of the loan portfolio; and

•	Providing superior service to attract and retain customers.

Conversion Valuation Appraisal Report	Page: 7

BALANCE SHEET TRENDS

The Bank’s balance sheet increased by $19.2 million, or 19.53%, from $98.2 million at December 31, 2005 to $117.4 million at December 31, 2006.

Equity has increased $756 thousand from $7.8 million at December 31, 2005 to $8.5 million at December 31, 2006. The equity to assets ratio is currently 7.26%.

FIGURE 2 - ASSET AND RETAINED EARNINGS CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 8

The following tables set forth certain information concerning the financial position of the Bank at the dates indicated.

FIGURE 3 - KEY BALANCE SHEET DATA

Source: Offering Prospectus

FIGURE 4 - KEY RATIOS

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 9

LOAN PORTFOLIO

The Bank’s loan portfolio has increased by $14.9 million from December 31, 2005 to December 31, 2006, however, as a percent of assets, the loan portfolio has decreased from 84.44% to 83.32%, respectively.

FIGURE 5 - NET LOANS RECEIVABLE CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 10

The loan portfolio has increased substantially since December 31, 2005. The mix has been consistent over the last twelve months.

FIGURE 6 - LOAN MIX

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 11

The largest component of the loan mix, 42%, is 1-4 family mortgages. The remainder of the mix is diverse with the largest piece being multi-family and commercial real estate loans.

FIGURE 7 - LOAN MIX AT DECEMBER 31, 2006

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 12

INVESTMENTS

The investment portfolio increased $6.8 million between December 31, 2005 and December 31, 2006.

FIGURE 8 - SECURITIES CHART

Note: Securities designated AFS were shown at market value and securities designated HTM were shown at amortized cost.

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 13

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

The following table provides the Bank’s investment portfolio.

FIGURE 9 - INVESTMENT MIX

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 14

ASSET QUALITY

The Bank’s level of nonperforming assets increased in 2006. At December 31, 2006, nonperforming assets were $439 thousand, or 0.37% of total assets.

FIGURE 10 - ASSET QUALITY CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 15

At December 31, 2006, the Bank’s nonperforming loans to total loan ratio was 0.45% and the nonperforming assets to total assets ratio was 0.37%.

FIGURE 11 - NONPERFORMING LOANS

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 16

The ALLL increased $92 thousand from December 31, 2005 to December 31, 2006. The Bank’s ALLL to loans ratio remained constant at 0.64% over the same time period.

FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 17

FUNDING COMPOSITION

Deposits have increased $15.1 million from December 31, 2005 to December 31, 2006. Borrowings increased to $2.5 million since December 31, 2005.

FIGURE 13 - DEPOSIT AND BORROWING TREND CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 18

The following chart illustrates the Bank’s deposit mix as of December 31, 2006. The largest portion of the deposit mix is certificates of deposit.

FIGURE 14 - DEPOSIT MIX

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 19

ASSET/LIABILITY MANAGEMENT

The following chart provides the Bank’s net portfolio value and changes in NPV based upon various interest rate shock scenarios.

FIGURE 15 - INTEREST RATE RISK

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 20

NET WORTH AND CAPITAL

At December 31, 2006, the Bank had capital in excess of the minimum requirements for all capital ratios.

FIGURE 16 - CAPITAL ANALYSIS

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 21

INCOME AND EXPENSE TRENDS

The Bank’s net income increased $136 thousand between the twelve months ended December 31, 2005 and the twelve months ended December 31, 2006. The increase was primarily attributable to an increase of $441 thousand in net interest income and a $359 thousand increase in noninterest income. The increase in noninterest income is partially due to the sale of assets. Noninterest expense increased $626 thousand, partially offsetting the gains in net interest income and noninterest income.

FIGURE 17 - NET INCOME CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 22

The following table provides FinPro’s calculation of the Bank’s core net income for the twelve months ended December 31, 2006.

FIGURE 18 - CORE NET INCOME CALCULATION

Source: Offering Prospectus and discussions with Bank Management

Conversion Valuation Appraisal Report	Page: 23

The net interest spread and margin decreased between the twelve months ended December 31, 2005 and the twelve months ended December 31, 2006.

FIGURE 19 - AVERAGE YIELDS AND COSTS

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 24

Interest rate spread decreased 65 basis points between the twelve period ended December 31, 2005 and the twelve month period ended December 31, 2006. The decrease was attributable to a larger increase in the cost of interest-bearing liabilities relative to the increase in the yield on average earnings assets. Margin decreased by 49 basis points over the same time period.

FIGURE 20 - SPREAD AND MARGIN CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 25

The Bank’s net income increased $136 thousand between the twelve months ended December 31, 2005 and the twelve months ended December 31, 2006. The increase was primarily attributable to an increase of $441 thousand in net interest income and a $359 thousand increase in noninterest income. The increase in noninterest income is partially due to the sale of assets. Noninterest expense increased $626 thousand, partially offsetting the gains in net interest income and noninterest income.

FIGURE 21 - INCOME STATEMENT TRENDS

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 26

The Bank’s core ROAA and ROAE for the twelve month period ended December 31, 2006 were 0.61% and 8.34%, respectively. The Bank’s profitability for the twelve month period ended December 31, 2006 was skewed by a $77 thousand loss on sale of securities and a $383 thousand gain on sale of OREO.

FIGURE 22 - PROFITABILITY TREND CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 27

LEGAL PROCEEDINGS

Periodically, there have been various claims and lawsuits against the Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Bank’s business. The Bank is not a party to any pending legal proceedings that the Bank believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

SUBSIDIARIES

The only subsidiary of Hometown Bancorp is Walden Federal. Walden Federal has two active wholly owned subsidiaries, Ever-Green Financial Services, Inc. (“Evergreen”) and Valley Services Inc. (“Valley Services”), both of which are New York corporations. Evergreen was formed in 1984. Evergreen’s sole business activity is a 50% ownership interest in Evergreen Title Agency LLC. Valley Services was formed in 1999 to hold real estate owned.

Conversion Valuation Appraisal Report	Page: 28

2.	Market Area Analysis

The following tables provide deposit and demographic data for Orange County, New York.

FIGURE 23 - DEPOSIT AND DEMOGRAPHIC DATA FOR ORANGE COUNTY

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 29

3.	Comparisons with Publicly Traded Thrifts

INTRODUCTION

This section presents an analysis of the Bank’s operations against a selected group (“Comparable Group”) of publicly traded Mutual Holding Companies (“MHCs”). The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the valuation of the Bank.

Factors that influence the Bank’s value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group’s current market pricing, coupled with the appropriate aggregate adjustment for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank’s to-be-issued common stock.

SELECTION CRITERIA

The goal of the selection criteria process is to find those institutions with characteristics that most closely match those of the Bank. In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. However, none of the Comparables selected will be exact clones of the Bank.

Based upon our experience, FinPro has determined that MHCs trade at materially different levels relative to fully converted thrifts due to the unique ownership structure. The primary differences between MHCs and fully converted institutions are that MHCs contain a minority interest and have the potential for a second step. In addition, MHCs have the potential for a remutualization transaction. Due to these differences, MHC trading multiples are substantially different than fully converted trading multiples. FinPro concluded that the appropriate Comparable Group should be comprised of liquidly traded MHCs.

Conversion Valuation Appraisal Report	Page: 30

As of the date of this appraisal, there are a total of 40 MHCs traded on the NYSE, NASDAQ or AMEX. FinPro limited the Comparable Group to institutions whose common stock is listed on a major exchange, since these companies tend to trade regularly. FinPro believes that thrifts that trade over-the-counter or as pink sheets are inappropriate for the Comparable Group, due to irregular trading activity and wide bid/ask spreads, which may skew the trading value and make trading multiples less reliable as an indicator of value.

To begin the screening process, FinPro excluded institutions that have recently converted, as the earnings of newly converted institutions do not reflect a full year’s benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward, respectively. As such, the 8 institutions that converted after March 5, 2006 were eliminated.

Of the remaining 32, FinPro then eliminated 16 of the institutions with assets in excess of $500 million as these entities have greater financial and managerial resources and a broader branch network. FinPro eliminate four which were outside the Northeast region.

This results in a total of 12 Comparables. FinPro review the recent performance and news releases of these twelve companies and removed Alliance Bancorp, Inc of Pennsylvania as it recently completed a follow on stock offering. As a result, the following eleven companies were selected for the comparable group.

FIGURE 24 - COMPARABLE GROUP

Conversion Valuation Appraisal Report	Page: 31

BASIS FOR COMPARISON

MHCs have different percentages of minority ownership. In order to adjust for this factor, all of the Comparables’ pricing multiples are represented as if the MHC undertook a second step, based upon standardized assumptions. These multiples will be referred to as “fully converted” pricing multiples.

OVERVIEW OF THE COMPARABLES

The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

1.	Asset size

2.	Profitability

3.	Capital Level

4.	Balance Sheet Mix

5.	Operating Strategy

6.	Date of conversion

1. Asset Size The Comparable Group should have a similar asset size to the Bank. The Comparable Group ranged in size from $132.2 million to $479.5 million in total assets with a median of $405.1 million. The Bank’s asset size was $117.4 million as of December 31, 2006. On a pro forma basis, the Bank’s assets are projected to be $123.8 million at the midpoint of the estimated value range.

2. Profitability The Comparable Group had a median ROAA of 0.45% and a median ROAE of 4.49% for the last twelve months. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of 0.03% to a high of 1.35%, while the ROAE measure ranged from a low of 0.25% to a high of 7.67%. The Bank had a core ROAA of 0.61% and a core ROAE of 8.34% for the twelve months ended December 31, 2006. On a pro forma basis, the Bank’s core ROAA and core ROAE are 0.64% and 5.22%, respectively.

Conversion Valuation Appraisal Report	Page: 32

3. Capital Level The Comparable Group had a median equity to assets ratio of 12.35% with a high of 20.17% and a low of 6.92%. At December 31, 2006, the Bank had an equity to assets ratio of 7.26%. On a pro forma basis, at the midpoint, the Bank would have an equity to assets ratio of 12.01%.

4. Balance Sheet Mix At December 31, 2006, the Bank had a net loan to asset ratio of 83.32%. The median loan to asset ratio for the Comparables was 64.87%, ranging from a low of 45.51% to a high of 82.95%. On the liability side, the Bank’s deposit to asset ratio was 89.02% at December 31, 2006 while the Comparable median was 70.71%, ranging from 50.62% to 87.92%. The Bank’s borrowing to asset ratio of 2.15% is below the Comparable median of 11.38%.

5. Operating Strategy An institution’s operating characteristics are important because they determine future performance. Operational strategy also affects expected rates of return and investor’s general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

6. Date of Conversion Recent conversions, those completed on or after March 5, 2006, were excluded since the earnings of a newly converted institution do not reflect the reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

Conversion Valuation Appraisal Report	Page: 33

The following table represents key financial indicators for the Bank and the Comparable Group.

FIGURE 25 - KEY FINANCIAL INDICATORS

Source: The Bank’s Offering Circular, FinPro calculations and SNL Securities

Conversion Valuation Appraisal Report	Page: 34

4.	Market Value Determination

MARKET VALUE ADJUSTMENTS

The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments are made from potential investors’ viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. The adjustment factors are subjectively weighed using the appraiser’s knowledge and expertise and an aggregate adjustment is determined. Potential investors include depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based. The major criteria utilized for purposes of this report include:

Adjustments Relative to the Comparable Group:

•	Financial Condition

•	Balance Sheet Growth

•	Earnings Quality, Predictability and Growth

•	Market Area

•	Cash Dividends

•	Liquidity of the Issue

•	Recent Regulatory Matters

Adjustments for Other Factors:

•	Management

•	Subscription Interest

To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. The adjustment, up or down, to the Comparable Group median multiple values is made based on the comparison of the Bank to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 35

FINANCIAL CONDITION

The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following figures summarize the key financial elements of the Bank measured against the Comparable Group.

FIGURE 26 - KEY BALANCE SHEET DATA

Sources: SNL and Offering Circular Data, FinPro Computations

Asset Size – The Bank, at $117.4 million, is smaller than the Comparable Group median of $405.1 million. At the pro forma midpoint of the offering range, the Bank is expected to have assets of $123.8 million.

Asset Composition – The Bank’s net loans to assets ratio of 83.32% is significantly above the Comparable Group median of 64.87%. The Bank has a lower level of securities as a percentage of assets.

Conversion Valuation Appraisal Report	Page: 36

Funding Mix – The Bank utilizes a lower level of wholesale borrowings. The Bank funds itself through deposits, 89.02% of assets, and borrowings, 2.15% of assets. The Comparable Group has a deposits to assets ratio of 70.71% and a borrowing to asset ratio of 11.38%.

Cash Liquidity – The cash liquidity of the Bank and the Comparable Group appear to be sufficient to meet funding requirements and regulatory guidelines.

Interest Rate Risk – The Bank’s interest rate risk position is illustrated on page 19. The Bank’s profile appears to be within acceptable regulatory parameters. No similar data is available for the Comparable Group.

FIGURE 27 - CAPITAL DATA

Sources: SNL and Offering Circular Data, FinPro Computations

Capitalization – The Comparable Group’s median equity to assets ratio of 12.35% is above the Bank’s ratio of 7.26%. The Bank’s pro forma equity to assets ratio is projected to be 12.01% at the midpoint of the valuation range.

Intangible Levels – An important factor influencing market values is the level of intangibles that an institution carries on its books. Five of the Comparables have intangible assets. The Bank does not have any intangible assets.

Conversion Valuation Appraisal Report	Page: 37

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned (“REO”) and levels of Allowance for Loan and Lease Losses (“ALLL”) in assessing the attractiveness of investing in the common stock of an institution.

FIGURE 28 - ASSET QUALITY TABLE

Sources: SNL and Offering Circular Data, FinPro Computations

The Bank’s level of nonperforming loans (“NPL”) to total loans, at 0.45%, is slightly above the Comparable Group median at 0.44%. The Bank had a nonperforming assets to assets ratio of 0.37% which is above the Comparable median of 0.33%. The Bank’s reserve level, 0.64% of total loans, is below the Comparable median of 0.69% of loans.

Conversion Valuation Appraisal Report	Page: 38

Positive	Neutral	Negative

Higher Loans to Assets	Similar Pro Forma Capital	Smaller Asset Base

Higher Deposits to Assets	Similar NPLs	Lower Capital

Lower Borrowings		Higher NPAs

Lower ALLL to Loans

The Bank’s asset mix is stronger than the Comparable Group’s mix. The Bank has a higher level of loans and deposits and as a percentage of assets and a lower level of borrowings relative to the Comparable Group. The Bank has lower capital levels and at the midpoint of the range will have similar capital levels. The Bank has a higher level of NPLs and NPAs, and a lower level of reserves as a percentage of loans relative to the Comparable levels. Taken collectively, modest downward adjustment is warranted for financial condition.

Conversion Valuation Appraisal Report	Page: 39

BALANCE SHEET GROWTH

The Bank’s assets, loans and deposits have grown substantially faster than the Comparable Group.

FIGURE 29 - BALANCE SHEET GROWTH DATA

Sources: SNL and Offering Circular Data, FinPro Computations

Positive	Neutral	Negative
Higher Asset Growth	Similar Loan Growth

Higher Deposit Growth

A moderate upward adjustment is warranted.

Conversion Valuation Appraisal Report	Page: 40

EARNINGS QUALITY, PREDICTABILITY AND GROWTH

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

•	net interest income

•	loan loss provision

•	non-interest income

•	non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Investors are focusing on earnings sustainability as interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report	Page: 41

The Bank’s net income increased $136 thousand between the twelve months ended December 31, 2005 and the twelve months ended December 31, 2006. The increase was primarily attributable to an increase of $441 thousand in net interest income and a $359 thousand increase in noninterest income. The increase in noninterest income is partially due to the sale of assets. Noninterest expense increased $626 thousand, partially offsetting the gains in net interest income and noninterest income.

FIGURE 30 - NET INCOME CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 42

The Bank’s core ROAA is in-line with the Comparable Group median. The Bank’s core ROAE is above the Comparable median. The Bank’s higher capitalization following the offering is expected to reduce return on equity for the near term. On a pro forma basis at the midpoint, the Bank’s core ROAA and core ROAE are 0.64% and 5.22%, respectively.

FIGURE 31 - PROFITABILITY DATA

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 43

FIGURE 32 - INCOME STATEMENT DATA

Sources: SNL and Offering Circular Data, FinPro Computations

Note: The data for cost of funds and spread are not meaningful due to the lack of Comparable Data.

The Bank has a 166 basis point advantage in net interest margin. Additionally, the Bank has an 86 basis point advantage in noninterest income. The Bank’s noninterest income for the last twelve months was skewed by a gain on sale of OREO and a loss on sale of securities. On a core basis, the Bank’s noninterest income to average assets ratio was 1.18%. The advantages in net interest margin and noninterest income are partially offset by a 160 basis point disadvantage in noninterest expense.

The Bank’s efficiency ratio of 78.20% is below the Comparable median of 79.80%.

On a forward looking basis, after the conversion the Bank’s operating expenses are expected to rise as a result of the stock benefit plans and additional costs of being a public company. At the same time, the Bank will have additional capital to deploy and leverage.

Conversion Valuation Appraisal Report	Page: 44

Positive	Neutral	Negative
Higher ROAE	Similar Core ROAA	Higher Noninterest Expense

Higher Pro Forma Core ROAE

Higher Net Margin

Higher Noninterest Income

Lower Efficiency Ratio

Lower Overhead Ratio

The Bank is more profitable than the Comparables on a core ROAE basis. The Bank’s core ROAA is in-line with the Comparable Group median. The Bank’s earnings composition is stronger than the Comparable Group as the Bank has a higher net margin and higher noninterest income. The Bank has a higher level of noninterest expense than the Comparable Group. Taken collectively, an upward adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 45

MARKET AREA

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations.

The following figure compares the demographic and competitive data for the counties serviced by the Bank, to the county data of the Comparable Group members.

FIGURE 33 - MARKET AREA DATA

Sources: SNL Securities

Conversion Valuation Appraisal Report	Page: 46

Positive	Neutral	Negative
Higher population growth		Lower Population per Branch

Higher household income

Higher household income growth

The Bank’s market area has grown and is projected to continue to grow at a faster rate than the Comparable Group’s markets. Unemployment levels are lower in the Bank’s markets. Household income levels are higher in the Bank’s markets, and are projected to grow at a rate faster than the Comparables. There is a higher level of competition based upon the lower population per branch ratio. Based upon these factors, a moderate upward adjustment is warranted for market area.

Conversion Valuation Appraisal Report	Page: 47

CASH DIVIDENDS

The last few years have seen yet another shift away from dividend policies concurrent with conversion. Recent issues have been fully or oversubscribing without the need for the additional enticement of dividends. After the conversion is another issue, however. Pressures on ROAE and on internal rate of returns to investors prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth potential. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a cash dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in managing equity. Recent tax code changes have made cash dividends more attractive to investors.

FIGURE 34 - DIVIDEND DATA

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 48

Eight of the eleven Comparable institutions had declared cash dividends. The median dividend payout ratio for the Comparable Group was 64.52%, ranging from a high of 100.00% to a low of 53.76%. The Bank, on a pro forma basis (at the mid point of the value range) will have an equity to assets ratio of 12.01%. The Bank will have adequate capital and profits to pay cash dividends.

As such, no adjustment is necessary for this factor.

Conversion Valuation Appraisal Report	Page: 49

LIQUIDITY OF THE ISSUE

The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ or AMEX. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

FIGURE 35 - MARKET CAPITALIZATION DATA

Sources: SNL and Offering Circular Data, FinPro Computations

The market capitalization values of the Comparable Group range from a low of $28.0 million to a high of $190.5 million with a median market capitalization of $73.2 million. The Bank expects to have $18.0 million of market capital at the midpoint on a pro forma basis. It is expected that the Bank will trade OTC Bulletin Board, while all of the Comparables trade on NASDAQ or AMEX.

A downward adjustment for this factor appears warranted, due to the lower pro forma level of market capitalization and expected liquidity, relative to the Comparables.

Conversion Valuation Appraisal Report	Page: 50

RECENT REGULATORY MATTERS

Regulatory matters influence the market for thrift conversions. The Bank will operate in substantially the same regulatory environment as the Comparable Group.

Taken collectively, no adjustment for this factor is warranted as both the Bank and the Comparables will operate in the same ownership structure and will be supervised in the same regulatory environment.

Conversion Valuation Appraisal Report	Page: 51

5.	Other Factors

MANAGEMENT

Although the Bank has new management team, the current team was hired from within the institution and has considerable banking experience. The Bank’s organizational chart is reasonable for an institution of its size and complexity. The Board is active and oversees and advises on all key strategic and policy decisions and holds the management to high performance standards.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report	Page: 52

SUBSCRIPTION INTEREST

The pro forma price to fully converted book multiple of MHC conversions rose from 2006 to 2007 YTD.

FIGURE 36 - MHC REORGANIZATIONS (SINCE 1/1/05) PRO FORMA DATA

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 53

The first day “pop” increased from 6.00% in 2005 to 10.00% in 2006 to 23.00% in 2007. Larger deals have substantial outperformed smaller deals.

FIGURE 37 - MHC REORGANIZATIONS PRICE APPRECIATION

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 54

The aftermarket performance warrants an upward adjustment as many of the new issues have traded up and subscription interest is solid. However, smaller deals have not attracted as much interest.

Conversion Valuation Appraisal Report	Page: 55

VALUATION ADJUSTMENTS

Relative to the Comparables the following adjustments need to be made to the Bank’s pro forma market value.

Valuation Factor	Valuation Adjustment

Financial Condition	Modest Downward

Balance Sheet Growth	Moderate Upward

Earnings Quality, Predictability and Growth	Upward

Market Area	Moderate Upward

Dividends	No Adjustment

Liquidity of the Issue	Downward

Recent Regulatory Matters	No Adjustment

Additionally, the following adjustment should be made to the Bank’s market value.

Valuation Factor	Valuation Adjustment

Management	No Adjustment

Subscription Interest	Upward

Conversion Valuation Appraisal Report	Page: 56

6.	Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, three key pricing multiples were considered. The multiples include:

Price to core earnings (“P/E”)

Price to book value (“P/B”) / Price to tangible book value (“P/TB”)

Price to assets (“P/A”)

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in Exhibits 9 through13.

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES

To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group were utilized. As a secondary check, all New York public thrifts, all publicly traded thrifts and the recent MHC conversions (2005 to date) and historical MHC conversions were assessed. The multiples for the Comparable Group, all publicly traded MHC, and New York MHC thrifts are shown in Exhibit 9.

Price to Earnings – According to the Appraisal Guidelines: “When both the converting institution and the comparable companies are recording “normal” earnings. A P/E approach may be the simplest and most direct method of valuation. When earnings are low or negative, however, this approach may not be appropriate and the greater consideration should be given to the P/BV approach.” In this particular case, the Bank’s earnings are “normal”. As a basis for comparison, the price to core earnings was utilized for both the Bank and the Comparable Group to eliminate any nonrecurring items. As such, this approach was considered in this appraisal.

In the pro forma figures for the Bank, FinPro incorporated the impact of SFAS 123r, which requires the expensing of stock options. In preparing the fully converted pro forma figures for the Comparable Group, FinPro also incorporated the impact of SFAS 123r.

Conversion Valuation Appraisal Report	Page: 57

Price to Book/Price to Tangible Book – According to the Appraisal Guidelines: “The P/BV approach works best when the converting institution and the Comparables have a normal amount of book value. The P/BV approach could seriously understate the value of an institution that has almost no book value but has an outstanding future earnings potential. For converting institutions with high net worth, the appraiser may have difficulty in arriving at a pro forma market value because of pressure placed on the P/E multiple as higher P/BV levels are required to reflect a similar P/BV ratio as the peer group average. The P/BV approach also suffers from the use of historical cost accounting data.”

Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B is utilized frequently as the benchmark for market value. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Initially following conversion, FinPro believes that thrifts often trade on a price to tangible book basis.

Price to Assets – According to the Appraisal Guidelines: “This approach remedies the problems of a small base that can occur with the P/BV approach, but the approach has many of the other limitations of the latter approach (the P/BV approach).” FinPro places little weight on this valuation approach due to the lack of consideration of asset and funding mixes and the resulting earnings impact.

Conversion Valuation Appraisal Report	Page: 58

FULL OFFERING VALUE IN RELATION TO COMPARABLES

Based upon the adjustment defined in the section above, the Bank is pricing at the midpoint as if fully converted is estimated to be $18,000,000. Based upon a range below and above the midpoint value, the relative values are $15,300,000 at the minimum and $20,700,000 at the maximum respectively. At the super maximum of the range, the offering value would be $23,805,000.

At the various levels of the estimated value range, the full offering would result in the following offering data:

FIGURE 38 - VALUE RANGE - FULL OFFERING

Source: FinPro Inc. Pro forma Model

Conversion Valuation Appraisal Report	Page: 59

FIGURE 39 - AS IF FULLY CONVERTED OFFERING PRICING MULTIPLES

Source: FinPro Calculations

FIGURE 40 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT

Source: SNL data, FinPro Calculations

As Figure 40 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a discount of 35.48% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 21.88% discount to the Comparable Group.

FIGURE 41 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM

Source: SNL data, FinPro Calculations

As Figure 41 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a discount of 20.81% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 15.04% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 60

The Bank pricing at the midpoint for a MHC conversion assuming an issuance of 45.00%, is $8,100,000. Based upon a range below and above the midpoint value, the relative values are $6,885,000 at the minimum and $9,315,000 at the maximum, respectively. At the super maximum of the range, the offering value would be $10,712,250.

FIGURE 42 - VALUE RANGE MHC OFFERING DATA

Source: FinPro Inc. Pro forma Model

FIGURE 43 - COMPARABLE MHC PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT

Source: SNL data, FinPro Calculations

As Figure 43 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a discount of 40.36% on a MHC core earnings basis. On a price to MHC tangible book basis, the Bank is priced at a 32.70% discount to the Comparable Group.

FIGURE 44 - COMPARABLE MHC PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM

Source: SNL data, FinPro Calculations

As Figure 44 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a discount of 24.59% on a MHC core earnings basis. On a price to MHC tangible book basis, the Bank is priced at a 22.80% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 61

COMPARISON TO RECENT MHC CONVERSIONS

As a secondary check, to verify and validate that the range created on a comparable basis is appropriate, FinPro compared the pricing of this deal relative to other MHC conversions.

FIGURE 45 - COMPARISON TO FILED AND PENDING MHC OFFERINGS

Source: 03/05/07 Conversion Watch

FinPro also considered the trading multiples of other recently converted Upstate New York MHCs relative to the Bank on a fully converted basis.

FIGURE 46 - COMPARISON TO RECENT UPSTATE NEW YORK MHCS

Source: FinPro Calculations

Conversion Valuation Appraisal Report	Page: 62

VALUATION CONCLUSION

We believe that the discount on a tangible book basis is appropriate relative to the Comparable Group. This range was confirmed by our analysis of other filed MHC offerings and recent Upstate New York MHCs as secondary checks.

It is, therefore, FinPro’s opinion that as of March 5, 2007, the estimated pro forma market value of the Bank in a full offering was $18,000,000 at the midpoint of a range with a minimum of $15,300,000 to a maximum of $20,700,000 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $23,805,000.

Using the pro forma market values for a full offering shown above, the amount of stock publicly offered as part of the MHC reorganization issuing 45.00% will equal 688,500 shares, 810,000 shares, 931,500 shares and 1,071,225 shares at the minimum, midpoint, maximum and super maximum, respectively.

The document represents an initial valuation for the Bank. Due to the duration of time that passes between the time this document is compiled and the time the offering closes, numerous factors could lead FinPro to update or revise the appraised value of the Bank. Some factors that could lead FinPro to adjust the appraised value include: (1) changes in the Bank’s operations and financial condition; (2) changes in the market valuation or financial condition of the Comparable Group; (3) changes in the broader market; and (4) changes in the market for thrift conversions. Should there be material changes to any of these factors, FinPro will prepare an appraisal update to appropriately adjust the value of the Bank. At the time of closing, FinPro will prepare a final appraisal to determine if the valuation range is still appropriate and determine the exact valuation amount appropriate for the Bank.